Exhibit 5.2

Advocaten
Notarissen
Belastingadviseurs

To:	Tripolis
NXP B.V.	Burgerweeshuispad 301
High Tech Campus 60	P.O. Box 75084
5656 AG EINDHOVEN	1070 AB Amsterdam

T +31 20 577 1771
F +31 20 577 1775

Date 18 April 2007		Karin Schadee
Advocaat

Our ref.	429\20327781\l006-745\

Dear Sirs,

NXP B.V.

NXP Semiconductors Netherlands B.V.

USD 1,026,000,000 7 7/8% senior secured notes due 2014

USD 1,535,000,000 floating rate senior secured notes due 2013

EUR 1,000,000,000 floating rate senior secured notes due 2013

USD 1,250,000,000 9 1/2% senior notes due 2015

EUR 525,000,000 8 5/8% senior notes due 2015

1             Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to NXP B.V. (the “Issuer”) and NXP Semiconductors Netherlands B.V. (the “Guarantor”), each with corporate seat in Eindhoven, in connection with the registration (the “Registration”) by the Issuer and NXP Funding LLC (the “US Issuer”) with the United States Securities and Exchange Commission (the “SEC”) of the Issuer’s and US Issuer’s USD 1,026,000,000 7 7/8% senior secured notes due 2014, USD 1,535,000,000 floating rate senior secured notes due 2013 and EUR 1,000,000,000 floating rate senior secured notes due 2013 (together the “Secured Notes”) and USD 1,250,000,000 9 1/2% senior notes due 2015 and EUR 525,000,000 8 5/8% senior notes due 2015 (the “Unsecured Notes, and together with the Secured Notes, the “Notes”), stated to be unconditionally and irrevocably guaranteed as to payment of principal and interest by the Guarantor. I have taken instructions solely from Sullivan & Cromwell LLP in its capacity as United States legal counsel to the Issuer, the

De Brauw Blackstone Westbroek N.V., The Hague, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in The Hague and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

US Issuer and the Guarantor.

2             Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3             Scope of Inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1          An original or a photocopy, faxed copy or e-mailed copy (as set out in annex 2) of each Document.

3.2          An e-mailed copy received by me on 18 April 2007 of the form of Notes (as set out in annex 3).

3.3          An original or a photocopy or faxed copy of a notarial copy of the deed of incorporation of each Company and its articles of association as contained in its deed of incorporation or as most recently amended according to the trade register extract concerned (as set out in annex 1), as filed with the chamber of commerce and industry concerned.

3.4          An original or faxed copy of a trade register extract regarding each Company, provided by the chamber of commerce and industry concerned and dated as set out in annex 1.

3.5          A photocopy, faxed copy or e-mailed copy of the written resolutions, minutes of meetings or extracts from minutes and confirmations of the managing board, supervisory board, stated shareholder(s) or general meeting of shareholders (as set out in annex 1) of each Company and dated, or held on the date, as set out in annex 1.

3.6          (a)           A print of an e-mailed copy received by me on 25 September 2006 of a letter from the central works council (centrale ondernemingsraad) of Philips Electronics Nederland B.V. (“PEN”) (the “Works Council”) dated 11 September 2006 and containing the Works Council’s advice on the proposed decision of the Issuer and the Guarantor referred to in it to execute and deliver its Documents (the “Works Council’s Advice”).

(b)           A photocopy of an e-mailed copy received by me on 25 September 2006 of a letter from Mr. H.J.G. Hendriks in his stated capacity of chairman of the managing board of PEN to Mr. J. Pasmans in his stated capacity of chairman of the Works Council dated 11 September 2006.

(c)           A print of an e-mailed copy received by me on 25 September 2006 of a letter from Mr. M. Snoeren in his stated capacity of secretary of the Works Council, to Mr. H.J.G. Hendriks in his stated capacity of chairman of the managing board of PEN dated 11 September 2006.

In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.7          Confirmation from each chamber of commerce and industry concerned that the trade register extracts referred to in annex 1 are up to date.

3.8          Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the district court of the place where each Company has its corporate seat that the Company concerned is not registered as having been declared bankrupt or granted suspension of payments.

I have not examined any document, and do not express an opinion on any document or any reference to it, other than the documents listed in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

3.9          Certain terms used in this opinion are defined in the annexes. In addition, in this opinion:

“Companies” means the Issuer and the Guarantor.

“Documents” means each document listed in annex 2.

“Indentures” means the Unsecured Indenture and the Secured Indenture.

“Notes” do not include the Additional Notes (as defined in the Indentures).

“Powers of Attorney” means the NXP Power of Attorney and the NXP Semiconductor Power of Attorney.

“its Documents”, in relation to a Company, means the Documents expressed to be executed and delivered by it.

4             Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1          All copy documents conform to the originals and all originals are genuine and complete.

4.2          Each signature is the genuine signature of the individual concerned.

4.3          Any minutes and extracts from minutes referred to in paragraph 3 or annex 1 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions referred to in paragraph 3 or annex 1 were validly passed and remain in full force and effect without modification. Any confirmation referred to in paragraph 3 or annex 1 is true.

4.4          The Works Council’s Advice was validly adopted in a duly convened, constituted and quorate meeting, there are no facts or circumstances which, if known to the Works Council at the time, might have caused it not to adopt the Works Council’s Advice as adopted and the decision of each of the Issuer and the Guarantor to execute and deliver its Documents conforms with the Works Council’s Advice.

4.5          The Notes have been or will have been issued in the form referred to in paragraph 3 or annex 3.

4.6          The Documents are within the capacity and powers of, and have been validly authorised and executed and delivered into by each party other than the Companies expressed to execute and deliver them, and each Note has been or will have been validly authenticated in accordance with the Indentures.

4.7          Each Power of Attorney remains in full force and effect without modification and no rule of law which under the The Hague Convention on the Law applicable to Agency 1978 applies or may be applied to the existence and extent of the authority of any person authorised to execute and deliver a Document or a Note on behalf of a Company under a Power of Attorney, adversely affects the existence and extent of that authority as expressed in that Power of Attorney.

4.8          The Notes have been or will have been executed and delivered on behalf of the Issuer, manually or, with the approval of the managing directors concerned, in facsimile, in accordance with its articles of association or by a person authorised to do so under a Power of Attorney.

4.9          When validly executed and delivered by all the parties, the Notes are valid, binding and enforceable on each party under the laws of the State of New York (“New York Law”) by which they are expressed to be governed.

4.10        The Notes have been, are and will be offered in the Netherlands only in accordance with the Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”).

4.11        The Issuer does not qualify as a bank (bank) within the meaning of the FMSA.

5             Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1          Each Company has been incorporated and is existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

5.2          Each Company has the corporate power to execute and deliver and perform its Documents and the Issuer has the corporate power to issue and perform the Notes.

5.3          Each Company has taken all necessary corporate action to authorise its execution and delivery and performance of its Documents and the Issuer has taken all necessary corporate action to authorise its issue and performance of the Notes.

5.4          Each Company has validly executed and delivered its Documents and the Issuer has validly executed and delivered the Notes.

5.5          The execution and delivery and performance of its Documents by each Company and the issue and performance of the Notes by the Issuer do not violate Dutch law or its articles of association.

5.6          Under Dutch law the choice of New York Law as the governing law of the Notes is recognised and accordingly New York Law governs the validity, binding effect and enforceability against each Company of the Notes.

6             Qualifications

This opinion is subject to the following qualifications:

6.1          This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2          Under Dutch law, notwithstanding the recognition of New York Law as the governing law of the Notes:

•              effect may be given to the law of another jurisdiction with which the situation has a close connection, insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Notes;

•              Dutch law will be applied insofar as it is mandatory irrespective of the governing law of the Notes;

•              the application of New York Law may be refused if it is manifestly incompatible with Dutch public policy;

•              regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.3          The enforcement in a Dutch court of the Notes is subject to Dutch rules of civil procedure.

6.4          To the extent that Dutch law applies, any provision that the registered holder of any Note will be treated as its absolute owner may not be enforceable under all circumstances.

6.5          To the extent that Dutch law applies, title to a Note may not pass if (i) the Note is not delivered (geleverd) in accordance with Dutch law, (ii) the transferor does not have the power to pass on title (beschikkingsbevoegdheid) to the Note or (iii) the transfer of title is not made pursuant to a valid title of transfer (geldige titel).

6.6          To the extent that the Terms and Conditions are general conditions within the meaning of Section 6:231 Civil Code (Burgerlijk Wetboek, “CC”), a holder of a Note may nullify (vernietigen) a provision therein if (i) the Issuer has not offered the holder a reasonable opportunity to examine the Terms and Conditions or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous to the holder. A provision in general conditions as referred to in Section 6:236 CC is deemed to be unreasonably onerous, irrespective of the circumstances, if the holder of a Note is a natural person not acting in the conduct of a profession or trade.

6.7          If a Note has been executed and delivered on behalf of the Issuer (manually or in facsimile) by a person who at the signing date is, but before the date of the Note and its authentication and issue ceases to be, a duly authorised representative of the Issuer, enforcement of the Note in a Dutch court may require that the holder of the Note submits a copy of the Indenture concerned.

6.8          To the extent that pursuant to any Document a Company is required or forbidden to take, or restricted in taking, any action that falls within the powers of its general meeting of shareholders, it may not be binding and enforceable against it.

6.9          To the extent that Dutch law applies, a power of attorney can be made irrevocable only (i) insofar as it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party and (ii) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen).

6.10        In proceedings in a Dutch court for the enforcement of the Documents or the Notes, the court may mitigate amounts due in respect of litigation and collection costs.

6.11        Under Dutch law, any trust to which the Convention on the Law applicable to Trusts and their Recognition 1985 (the “Trust Convention”) applies, will be recognised subject to the Trust Convention. Any trust to which the Trust Convention does not apply may not be recognised.

6.12        To the extent that Dutch law applies, a legal act (rechtshandeling) performed by a person (including (without limitation) an agreement pursuant to which it guarantees the performance of the obligations of a third party or agrees to provide or provides security for any of its or a third party’s obligations and any other legal act having a similar effect) may be nullified by any of its creditors, if (i) it performed the act without an obligation to do so (onverplicht), (ii) the creditor concerned was prejudiced as a consequence of the act and (iii) at the time the act was performed both it and (unless the act was for no consideration (om niet)) the party with or towards which it acted, knew or should have known that one or more of its creditors (existing or future) would be prejudiced.

6.13        If a legal act (rechtshandeling) performed by a Dutch legal entity (including (without limitation) an agreement pursuant to which it guarantees the performance of the obligations of a third party or agrees to provide or provides security for any of its or a third party’s obligations and any other legal act having a similar effect) is not in the entity’s corporate interest, the act may (i) exceed the entity’s corporate power, (ii) violate its articles of association and (iii) be nullified by it if the other party or parties to the act knew or should have known that the act is not in the entity’s corporate interest.

6.14        Under Dutch law, a Dutch private company with limited liability and its subsidiaries (dochtermaatschappijen) (including, possibly, any foreign subsidiaries) may not create security, grant a guarantee or accept liability with a view to (met het oog op) the acquisition by a third party of shares in its share capital, and any transaction in violation of this prohibition (i) violates Dutch law, and (ii) will most likely be void (the “Financial Assistance Prohibition”).

6.14.1    I understand that:

(a)           Koninklijke Philips Electronics N.V. (“KPENV”) contributed an amount of cash on its shares in the Issuer (the “Equity Contribution”);

(b)           subsequently, against payment of a cash amount funded from the Equity Contribution (the “Purchase Price”), KPENV transferred to the Issuer:

(i)            all shares in the Guarantor and Philips Software B.V.; and

(ii)           all intercompany loans provided by it to the Guarantor and Philips Software B.V. (the “Sub IC’s”);

(c)           upon completion of such transfers, and receipt by KPENV of the Purchase Price, KPENV provided a loan to the Issuer (the “Intercompany Loan”);

(d)           subsequently, against payment of a cash amount funded from the Intercompany Loan, KPENV transferred to the Issuer the shares in certain semiconductor business entities (other than the Guarantor and Philips Software B.V.) and other assets (including intercompany loans provided by it to such semiconductors business entities);

(e)           the Issuer has used and will use the proceeds of the loans (the “Loans”) made to it under the senior secured bridge loan agreement between the Issuer and NXP Funding LLC; KASLION Acquisition B.V. (“Holdings”); Morgan Stanley Bank International Limited, Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley Senior Funding, Inc.; Merril Lynch Capital Corporation; and the original lenders named in it dated 29 September 2006 (the “Secured Bridge Agreement”) and the senior unsecured bridge loan agreement between the Issuer, NXP Funding LLC, Holdings, Morgan Stanley Bank International Limited, Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley Senior Funding, Inc.; Merril Lynch

Capital Corporation; and the original lenders named in it dated 29 September 2006 (the “Unsecured Bridge Agreement”) solely:

(i)            to repay the Intercompany Loan;

(ii)           to finance, in part, the Reorganization (as defined in the Unsecured Bridge Agreement and the Secured Bridge Agreement) (but excluding its acquisition of (i) the shares in the Guarantor and in Philips Software B.V. and (ii) the Sub IC’s);

(iii)          to pay fees and expenses in connection with the Transactions (as defined in the Unsecured Bridge Agreement and the Secured Bridge Agreement (but excluding any fees and expenses relating to its acquisition of (i) the shares in the Guarantor and in Philips Software B.V. and (ii) the Sub IC’s));

(iv)          to retain as cash for future use for general corporate purposes; and

(f)            the Issuer has used and will use the proceeds of the Notes solely to repay the Loans.

6.14.3    The interpretation of the wording “with a view to” in the Financial Assistance Prohibition is subject to legal debate and there is hardly any case law to provide guidance. Accordingly, the scope of the Financial Assistance Prohibition is unclear. On the basis of paragraph 6.14.2, I believe that the better view is that the Dutch Security Rights and the guarantees provided by the Guarantor pursuant to the Indentures to secure the Notes and any other liability accepted by the Guarantor under the Documents do not violate the Financial Assistance Prohibition.

6.15        Each Company’s corporate seat must be clearly stated on all written or printed documents and announcements to which such Company is a party or which it issues (excluding telegrams and advertisements).

6.16        The trade register extracts referred to in paragraph 3 do not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.17        A confirmation of the office of a bankruptcy division as referred to in paragraph 3 does not provide conclusive evidence that the Companies have not been declared bankrupt or granted suspension of payments.

6.18        I do not express any opinion on the Works Councils Act (Wet op de ondernemingsraden) other than in relation to the Works Council.

6.19        I do not express any opinion as to any taxation matters.

6.20        I do not express any opinion on the validity of any assignment or transfer pursuant to section 10.03 of each Indenture or any other in rem matters.

7             Reliance

This opinion is solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

/s/ K. Schadee
K. Schadee
for De Brauw Blackstone Westbroek N.V.

Annex 1 – Companies

1                 Companies

1.1             General

Company name: NXP B.V.

Corporate seat: Eindhoven

☒ private company with limited liability

Articles of association

Articles of association:

☐ contained in deed of incorporation

☒ most recently amended on: 29 September 2006

Trade register extract

Chamber of commerce and industry for: Oost-Brabant

Date: 13 April 2007

Corporate action

•           Managing board resolution:

☐ photocopy    ☐ faxed copy        ☒ print of e-mailed copy received on 28 September 2006

☒ dated: 27 September 2006

☐ meeting held on: **

•           Shareholders resolution:

☐ not applicable

☐ photocopy    ☐ faxed copy        ☒ print of e-mailed copy received on 28 September 2006

☒ dated: 28 September 2006

☐ meeting held on: **

☐ confirmation dated: **

Power of attorney (the “NXP Power of Attorney”)

☐ photocopy    ☐ faxed copy        ☒ included in managing board resolution

☐ not applicable

☐ dated: **

1.2             General

Company name: NXP Semiconductors Netherlands B.V.

Corporate seat: Eindhoven

☒ private company with limited liability

Articles of association

Articles of association:

☐ contained in deed of incorporation

☒ most recently amended on: 28 December 2006

Trade register extract

Chamber of commerce and industry for: Oost-Brabant

Date: 13 April 2007

Corporate action

•           Managing board resolution:

☐ photocopy    ☐ faxed copy        ☒ print of e-mailed copy received on 28 September 2006

☒ dated: 27 September 2006

☐ meeting held on: **

•           Shareholders resolution:

☐ not applicable

☐ photocopy    ☐ faxed copy        ☒ print of e-mailed copy received on 28 September 2006

☒ dated: 27 September 2006

☐ meeting held on: **

☐ confirmation dated: **

Power of attorney (the “NXP Semiconductors Power of Attorney”)

☐ photocopy    ☐ faxed copy        ☒ included in managing board resolution

☐ not applicable

☐ dated: **

Annex 2 – Documents

1             General

Name of agreement: indenture in relation to the Secured Notes (the “Secured Indenture”)

Parties: the Issuer; the Guarantor; Deutsche Bank Trust Company Americas as trustee (the “Trustee”); Morgan Stanley Senior Funding, Inc. and Mihuzo Corporate Bank Ltd., and each note guarantor named in it.

Date: 12 October 2006

Form:

☒ executed copy

☐ original

☐ photocopy       ☐ faxed copy      ☒ print of e-mailed copy received on 12 October 2006

2             General

Name of agreement: indenture in relation to the Unsecured Notes (the “Unsecured Indenture”)

Parties: the Issuer; the Guarantor; the Trustee; and each note guarantor named in it.

Date: 12 October 2006

Form:

☒ executed copy

☐ original

☐ photocopy       ☐ faxed copy      ☒ print of e-mailed copy received on 12 October 2006

Annex 3 – Form of Notes

•              the form of 8 5/8% Senior Notes due 2015;

•              the form of 9 1/2% Senior Notes due 2015;

•              the form of 7 7/8% Senior Secured Notes due 2014;

•              the form of euro Floating Rate Senior Secured Notes due 2013;

•              the form of dollar Floating Rate Senior Secured Notes due 2013.